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                                                 OMB APPROVAL
                    UNITED STATES                OMB Number     3235-0145
           SECURITIES AND EXCHANGE COMMISSION    Expires:  October 3l, 1994
              Washington, D.C. 20549             Estimated average burden
                                                 hours per response . . . 14.90



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                        Coram Healthcare Corporation *
- - --------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
- - --------------------------------------------------------------------------------
                        (Title of Class of Securities)
                                   218103109
- - --------------------------------------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





* Effective July 8, 1994, Curaflex Health Services, Inc. merged with Coram Healthcare Corporation. The Curaflex Health Services, Inc. Common Stock, for which the Reporting Persons had filed a Schedule 13G dated February 8, 1993, was exchanged for .333 shares of the Coram Healthcare Corporation stock as part of the merger.



SEC 1745
                               PAGE 1 OF 8 PAGES
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CUSIP No. 218103109                     13G                 Page 2 of 8 Pages


- - ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Mutual Life Insurance Company
      I.R.S. No. 04-1414660
- - ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [_]


- - ------------------------------------------------------------------------------
 3    SEC USE ONLY



- - ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Commonwealth of Massachusetts

- - ------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          -0-
- - ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its indirect, wholly-owned subsidiary, Hancock
      Venture Partners, Inc.
- - ------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

- - ------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

- - ------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IC, HC, IA, BD
- - ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 8 PAGES
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CUSIP No. 218103109                     13G                 Page 3 of 8 Pages

- - ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John Hancock Subsidiaries, Inc.
      I.R.S. No. 04-2687223
- - ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

- - ------------------------------------------------------------------------------
 3    SEC USE ONLY



- - ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

- - ------------------------------------------------------------------------------
                   5      SOLE VOTING POWER

     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                   6      SHARED VOTING POWER
   BENEFICIALLY
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH        7      SOLE DISPOSITIVE POWER

    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER
       WITH
                          -0-
- - ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None, except through its direct, wholly-owned subsidiary, Hancock
      Venture Partners, Inc.
- - ------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

- - ------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      See line 9, above.

- - ------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC

- - ------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 8 PAGES
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CUSIP No. 218103109                      13G                Page 4 of 8 Pages

- - ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hancock Venture Partners, Inc.
      I.R.S. No. 04-2765223
- - ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

- - ------------------------------------------------------------------------------
 3    SEC USE ONLY



- - ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

- - ------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            210,552

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             210,552

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          -0-
- - ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      210,552

- - ------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

- - ------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .5%

- - ------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA

- - ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 8 PAGES
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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

  Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations
                              (See 18 U.S.C. 1001)



Item 1(a)  Name of Issuer:
           --------------
           Coram Healthcare Corporation

Item 1(b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
           Bank One Building
           1125 Seventeenth St., Suite 1500
           Denver, CO  80202

Item 2(a)  Name of Person Filing:
           ---------------------
           John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI") and JHSI's wholly-owned subsidiary, Hancock Venture Partners, Inc. ("Venture").

Item 2(b)  Address of the Principal Office:
           -------------------------------
           The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, Massachusetts 02117. The principal place of business of Venture is One Financial Center, Boston, Massachusetts 02111.

Item 2(c)  Citizenship:
           -----------
           JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI and Venture were organized and exist under the laws of the State of Delaware.

Item 2(d)  Title of Class of Securities:
           ----------------------------
           Common Stock

Item 2(e)  CUSIP Number:
           ------------
           218103109

Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), check
           ----------------------------------------------------------------
           whether the person filing is a:
           ------------------------------

           JHMLICO:   (a) (X) Broker or Dealer registered under (S)15 of the
                              Act.

                      (c) (X) Insurance Company as defined in (S)3(a)(19) of
                              the Act.

                      (e) (X) Investment Adviser registered under (S)203 of the
                              Investment Advisers Act of 1940.

                      (g) (X) Parent Holding Company, in accordance with
                              (S)240.13cd-1(b)(ii)(G).

           JHSI       (g) (X) Parent Holding Company, in accordance with
                              (S)240.13cd-1(b)(ii)(G).

           Venture    (e) (X) Investment Adviser registered under (S)203 of the
                              Investment Advisers Act of 1940.


                               PAGE 5 of 8 PAGES
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Item 4 Ownership:
       ---------

       (a)  Amount Beneficially Owned:
            -------------------------
            Venture has beneficial ownership of 210,552 shares of Common Stock. Through their parent-subsidiary relationship to Venture, JHMLICO and JHSI have indirect beneficial ownership of these same shares. Venture is the managing general partner of the general partner of Hancock Venture Partners III L.P. ("Fund III"), Mayflower Fund Limited Partnership ("Mayflower"), Falcon Ventures L.P. ("Falcon") and Massraf Faisal Al-Islami (Jersey) Limited Ventures L.P. ("Massraf"). Venture (and thus its parent entities, JHSI and JHMLICO) may be deemed to beneficially own the Coram Healthcare Corporation Common Stock held by Fund III, Mayflower, Falcon and Massraf. Fund III, Mayflower, Falcon and Massraf beneficially own 93,505, 93,505, 13,397 and 10,145 shares of Coram Common Stock, respectively.

       (b)  Percent of Class:  .5%
            -----------------

       (c)  (i)   sole power to vote or to direct the vote:
                  Venture has sole power to vote or direct the vote of 210,552 shares of Common Stock.

            (ii)  shared power to vote or to direct the vote:  -0-

            (iii) sole power to dispose or to direct the disposition of:
                  Venture has sole power to vote or to direct the disposition of the 210,552 shares of Common Stock.

            (iv)  shared power to dispose or to direct the disposition of:  -0-

Item 5  Ownership of Five Percent or Less of a Class:
        ---------------------------------------------
        With this filing, the Reporting Persons state that they have ownership of five percent or less of the class.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
        ---------------------------------------------------------------
        Not applicable.

Item 7  Identification and Classification of the Subsidiary which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on by the Parent Holding Company:
        --------------------------------------------------------
        See Items 2(a), 3 and 4 above.

Item 8  Identification and Classification of Members of the Group:
        ---------------------------------------------------------
        Not applicable.

Item 9  Notice of Dissolution of a Group:
        --------------------------------
        Not applicable.

Item 10 Certification:
        -------------
        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                               PAGE 6 OF 8 PAGES
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                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                              JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                              By: /s/ John T. Farady
                                 ---------------------------------------------
                              Name:   John T. Farady
                                   -------------------------------------------
Dated: February 2, 1995       Title:  Senior Vice President & Treasurer
      -------------------           ------------------------------------------




                              JOHN HANCOCK SUBSIDIARIES, INC.
                              By: /s/ John T. Farady
                                 ---------------------------------------------
                              Name:   John T. Farady
                                   -------------------------------------------
Dated: February 2, 1995       Title:  Treasurer
      -------------------           ------------------------------------------




                              HANCOCK VENTURE PARTNERS, INC.
                              By: /s/ Martha D. Vorlicek
                                 ---------------------------------------------
                              Name:   Martha D. Vorlicek
                                   -------------------------------------------
Dated: February 3, 1995       Title:  Vice President & Treasurer
      -------------------           ------------------------------------------

                               PAGE 7 OF 8 PAGES
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                                                    EXHIBIT A


                            JOINT FILING AGREEMENT
                            ----------------------


     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc. and Hancock Venture Partners, Inc. hereby agree that the Schedule 13G Amendment No. 1 to which this Agreement is attached, relating to the Common Stock of Coram Healthcare Corporation is filed on behalf of each of them.


                              JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                              By: /s/ John T. Farady
                                 ---------------------------------------------
                              Name:   John T. Farady
                                   -------------------------------------------
Dated: February 2, 1995       Title:  Senior Vice President & Treasurer
      -------------------           ------------------------------------------


                              JOHN HANCOCK SUBSIDIARIES, INC.
                              By: /s/ John T. Farady
                                 ---------------------------------------------
                              Name:   John T. Farady
                                   -------------------------------------------
Dated: February 2, 1995       Title:  Treasurer
      -------------------           ------------------------------------------


                              HANCOCK VENTURE PARTNERS, INC.
                              By: /s/ Martha D. Vorlicek
                                 ---------------------------------------------
                              Name:   Martha D. Vorlicek
                                   -------------------------------------------
Dated: February 3, 1995       Title:  Vice President & Treasurer
      -------------------           ------------------------------------------




                               PAGE 8 OF 8 PAGES